UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2020

BIOLIFE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Monte Villa Parkway,

Bothell, WA 98021

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 402-1400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
BioLife Solutions, Inc. Common Shares	BLFS	NASDAQ Capital Market

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2020, James Mathers informed the board of directors of Biolife Solutions, Inc. (the “Company”) that he will retire from his position as Chief Revenue Officer of the Company effective June 30, 2020. Mr. Mathers has been Chief Revenue Officer of the Company since December 2019 and before such appointment, served as the Company’s Vice President, Global Sales from May 2016.

On May 18, 2020, the Company appointed Marcus Schulz as Vice President, Global Sales, effective July 1, 2020.

Mr. Schulz, age 42, joined the Company in August 2019 as Vice President of Sales, evo® Platform. In that role, Mr. Schulz supported the Company’s partnerships with specialty couriers that market the evo cold chain management platform to the regenerative medicine market. Prior to joining the Company, Mr. Schulz served in a variety of strategic business development and executive sales leadership roles with companies including Siemens Healthcare (2000-2009, most recently as Director, Strategic National Accounts), Johnson & Johnson (2010-2012, most recently as Sales Director), Aramark Healthcare Technologies (2012-2013, most recently as Director of Business Development), Abbott Laboratories (2013-2015, most recently as Executive Director, Healthcare Improvement), Belimed, AG (2015-2016, most recently as Executive Director, Strategic Solutions Group) and most recently, GE Healthcare (2016-2019, most recently as General Manager, National Accounts), where he managed a $1 billion annual revenue strategic account. There are no arrangements or understandings between Mr. Schulz and any other persons pursuant to which Mr. Schulz was named as an officer. There are also no family relationships between Mr. Schulz and any director, executive officer or person nominated to become a director or executive officer of the Company.

Related to Mr. Schulz’ appointment as Vice President, Global Sales, the Company entered into an employment agreement with Mr. Schulz, effective July 1, 2020 (the “Employment Agreement”). The Employment Agreement is not for a definite time period, but rather, will continue until terminated in accordance with its terms. Pursuant to the Employment Agreement, Mr. Schulz will earn a base salary equal to $250,000 per year plus a monthly commission-based bonus of 0.5% of global sales revenue invoices in that calendar month. Mr. Schulz will be entitled to participate in all employee benefit programs established by the Company. In addition, upon termination without “cause” (other than by reason of death or disability), resignation for “Good Reason,” or upon a “Change in Control” of the Company, Mr. Schulz will receive the following severance payments: (i) his base salary through the date of termination, including unused vacation time and expenses. (ii) a lump sum severance payment equal to 6 months’ salary and (iii) an amount equal to the cost of 6 months' medical insurance premiums at a monthly amount equal to the amount of COBRA coverage in effect as of the termination date, plus a tax gross-up with respect to such premiums. The Employment Agreement contains a covenant not to compete with the Company or solicit the Company's employees, customers or suppliers for a period of 1 year after the date of termination.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, copies of which will be attached as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolife Solutions, Inc.

Date: May 18, 2020	By:	/s/ Roderick de Greef
Name: Roderick de Greef Title: Chief Financial Officer